EXHIBIT 21

                             LIST OF SUBSIDIARIES OF
                       FRONTIER ADJUSTERS OF AMERICA, INC.

                                        State of
Name                                  Incorporation         Parent Company
--------------------------------------------------------------------------------
Frontier Adjusters of Arizona, Inc.      Arizona        Frontier Adjusters of
                                                        America, Inc.

Frontier Adjusters, Inc.                 Colorado       Frontier Adjusters of
                                                        Arizona, Inc.

Frontier Adjusters Co., Ltd.          Alberta, Canada   Frontier Adjusters, Inc.